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                                                                    EXHIBIT 10.3

                                    AGREEMENT

      This Agreement is made February 8, 2005, between ServiceWare Technologies, Inc., a Delaware Corporation having offices at One Northshore Center, Suite 503, 12 Federal Street, Pittsburgh, Pennsylvania 15212 (the "Company"), and Kent Heyman, an individual with an address at 15 Stonebridge Lane, Pittsford, New York 14534 ("Heyman").

      In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

      1. SERVICES. Heyman agrees to provide the following services to the Company (collectively, the "Services"):

            1.1 CHAIRMAN OF BOARD. Heyman agrees to serve as the non-executive Chairman of the Company's Board of Directors (the "Board") commencing on the closing date of the merger contemplated by that certain Agreement and Plan of Merger dated December 22, 2004 by and among the Company, SVCW Acquisition, Inc. and Kanisa Inc. (the "Merger Closing Date") and until Heyman's resignation from the Chairman position or removal from the Chairman position by the Company's Board of Directors, whichever occurs first.

            1.2 CONSULTING SERVICES. Upon resignation or removal from the Company's Board and for the remainder of the Term as defined in Section 2 below (the "Consulting Term"), Heyman agrees to provide advice, analysis and expertise on a limited basis regarding the financial, operational, developmental or other aspects of the business of the Company from time to time upon the Company's request.

            1.3 OTHER EMPLOYMENT. Until December 31, 2005, Heyman agrees not to accept full-time employment with any third party without the express written consent of Thomas Unterberg and Tim Wallace of the Board and shall remain generally available to resume full time executive duties if requested by the Board based on such terms and conditions mutually agreed to by the Board of and Heyman.

      2. TERM AND TERMINATION. The term of this Agreement shall commence on the Merger Closing Date and shall continue until the second year anniversary following Heyman's resignation or removal as a member of the Company's Board of Directors (the "Term").

      3. COMPENSATION; EXPENSES.

            3.1 COMPENSATIONS AND OTHER CONSIDERATION. As full compensation for the Services to be provided by Heyman pursuant to this Agreement and the other terms set forth herein, the Company agrees to pay Heyman the compensation set forth below:

                  a. Until December 31, 2005, Heyman will continue to receive his current base salary ("Base Salary") and employee benefits comprised of health insurance, life insurance, disability insurance, 401(K)-related benefits and automobile reimbursement in the same amounts and pursuant to the same terms currently in effect (collectively, "Benefits"). In addition, Heyman shall be entitled to an incentive compensation bonus for 2005 based on the following criteria (the "2005 Bonus"): (i) the target amount of the bonus shall be $125,000 with the opportunity to earn up to 150% of the target amount based upon a schedule of performance against the Company's 2005 Operating Plan approved by the Company's Board of Directors; (ii) the schedule of performance shall be established by

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the Company's Board of Directors or Compensation Committee; and (iii)
notwithstanding any performance or other criteria in effect, Heyman's minimum bonus for 2005 shall be $50,000. The 2005 Bonus shall be paid to Heyman on or before January 31, 2006.

                  b. For the period from January 1, 2006 until December 31, 2006, the Company shall pay Heyman the Base Salary, Benefits (other than the automobile reimbursement), and a bonus for 2006 equal to the full amount of the 2005 Bonus (collectively, the "2006 Compensation"). The salary, bonus, and automobile reimbursement components of the 2006 Compensation shall be paid to Heyman in full, in advance in one lump sum payment on or before January 31, 2006.

                  c. During the Consulting Term, and in addition to any other payments that may be payable to him hereunder, Heyman shall be paid the sum of $12,000 per year payable in advance on an annual basis.

                  d. Automatically upon the Merger Closing Date, Heyman's unvested stock options in the Company shall accelerate and shall be deemed fully vested and, despite anything to the contrary in any stock option award agreement and/or any other documentation governing the Company's stock options, Heyman's options to purchase stock in the Company shall neither lapse nor terminate and he shall be authorized to exercise such options at any time during the Consulting Term.

                  e. The rights granted to Heyman under subsections 3.1(c) and
(d) are in lieu of, and not in addition to, the rights granted to the members of Company's Board of Directors in the resolutions adopted by the Board on November 18, 2004.

                  f. For purposes of Heyman's Restricted Stock Award Agreements, during the Term of this Agreement Heyman shall be deemed an employee of the Company.

            3.2 EXPENSES. Company shall prepay, or reimburse, as applicable, Heyman for reasonable, actual expenses (including travel, meals or other out-of-pocket expenses) incurred by Heyman in the course of providing the Services ("Expenses"). All such Expenses shall be documented by Heyman in reasonable detail if requested by the Company.

      4. TERMINATION OF EMPLOYMENT AGREEMENT. Immediately and automatically upon the commencement of the Term hereof, the parties hereby mutually agree to terminate the Employment Agreement entered into between the Company and Heyman dated as of January 26, 2004 (the "Employment Agreement"). In consideration for the Company granting Heyman the rights set forth in this Agreement, Heyman hereby agrees to waive any and all rights that he may have under Paragraph 5 of the Employment Agreement.

      5. INVENTION ASSIGNMENT, CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

            5.1 DISCLOSURE OF INNOVATIONS. Heyman agrees to disclose in writing to the Company all inventions, improvements and other innovations of any kind that he may have made, conceived, developed or reduced to practice, alone or jointly with others, during the Term, whether or not they are related to the Services and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, inventions, formulas, techniques, processes, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software

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            5.2 ASSIGNMENT OF OWNERSHIP OF INNOVATIONS. Heyman agrees that all
Innovations, which are in any way related to the business or planned business of the Company, are the sole and exclusive property of the Company and he hereby assigns all of his rights, title and interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company's request and expense, during and after the Term, Heyman will assist and cooperate with the Company in all respects and will execute documents, and, subject to his reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret and other legal protection for the Innovations. Heyman hereby appoints the President and Chief Executive Officer, or another authorized officer of the Company as his attorney-in-fact to execute documents on his behalf for this purpose. Heyman has attached hereto as Exhibit "A" a list of Innovations as of the date hereof which belong to him and which are not assigned to the Company hereunder (the "Prior Innovations"), or, if no such list is attached, he represents that there are no Prior Innovations.

            5.3 PROTECTION OF CONFIDENTIAL INFORMATION OF THE COMPANY. Heyman understands that his prior work as an employee of the Company and now as a director creates a relationship of trust and confidence between himself and the Company. During and after the Term, Heyman will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, suppliers or customers except as may be necessary in the performance of his work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to Heyman orally, which he knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Heyman will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Heyman or that the Company regularly gives to third parties without restriction on use or disclosure.

            5.4 NON-COMPETITION, NON-SOLICITATION, NON-INTERFERENCE. Because Heyman acknowledges and agrees that he has and will continue to have access to confidential and trade secret information of the Company, the following restrictive covenant is necessary to protect the interests and continued success of the Company. Except as otherwise expressly consented to in writing by the Company, during the time period that begins on the commencement of the Term of this Agreement and ends twelve (12) months from the date of termination of this Agreement (the "Restricted Period"), Heyman shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation or other business entity:

                  (a) engage, in any state or territory of the United States of America where the Company is actively doing business (determined as of the commencement of the Term), in direct or indirect competition with the business conducted by the Company; specifically, eServices or knowledge management; or

                  (b) request or otherwise attempt to induce or influence, directly or indirectly, any customer or supplier, or prospective customer or supplier, of the Company, or other persons sharing

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a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might be to the material disadvantage of the Company; or

                  (c) hire or solicit for employment or other business relationship, or induce or actively attempt to influence, any employee, officer, director or other business associate of the Company to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

                  (d) Nothing in this section, whether express or implied, shall prevent Heyman from being a holder or not more than one percent (1%) of the total outstanding stock of either a publicly held company under Section 12 of the Securities Exchange Act of 1934, as amended, or any privately held company.

            If Heyman violates any of the restrictions contained in this section, the Restricted Period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Heyman to the satisfaction of the Company, and the Company may withhold any and all payments otherwise due and owing to Heyman under this Agreement, if any, other than Base Salary.

            5.5 BUSINESS OPPORTUNITIES. Heyman agrees that, during the Term, he will not take personal advantage of any business opportunities that are similar or substantially similar to the business of the Company without: (a) first offering in writing such opportunity to the Company; and (b) thereafter obtaining a written refusal of such opportunity from the Company. In addition, all material facts regarding any such business opportunities must be promptly and fully disclosed by Heyman to the Board as soon as Heyman becomes aware of any such opportunity.

            5.6 INJUNCTIVE RELIEF. Heyman acknowledges that, due to the nature of the Company's business, the scope of the provisions set forth in Section 5.4 are reasonable and necessary for the protection of the business and goodwill of the Company. Heyman agrees that any breach of Section 5 will cause the Company substantial harm and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek a temporary restraining order, preliminary injunctive relief and permanent injunctive relief. In the event that either the geographical area or the Restricted Period set forth in Section 5.4 of this Agreement is deemed by any court of competent jurisdiction to be unreasonably restrictive, Heyman and the Company agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

      6. COMPANY PROPERTY. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business that Heyman shall prepare for or receive from the Company shall remain the Company's sole and exclusive property. Heyman agrees than upon termination of this Agreement, or upon demand from the Company, he shall immediately return to the Company all property of the Company in his possession, custody or control. Heyman further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials belonging to the Company. Other than cell phoine, blackberry and laptop computer.

      7. GENERAL.

            7.1 SURVIVAL. Sections 5, 6 and 7 of this Agreement shall survive the termination by either party of this Agreement for any reason.

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            7.2 CHOICE OF LAW AND JURISDICTION. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Pennsylvania. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located within the Commonwealth of Pennsylvania for the resolution of all disputes arising under this Agreement.

            7.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by Heyman or his legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. Heyman may not assign any of his duties, responsibility, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect. The Company may assign its rights hereunder to any other party.

            7.4 WAIVER. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of Heyman's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Heyman's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

            7.5 NOTICES. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party, at the addresses first stated above or at such other subsequent address as is made known to the other party as an address at which such party receives similar important correspondence.

            7.6 AMENDMENT. This Agreement may be amended or modified only be a written instrument executed by Heyman and a representative of the Company duly authorized by the Board.

            7.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific works or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

            7.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

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            7.9 HEADINGS. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            7.10 CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

            7.11 ACKNOWLEDGMENT. Heyman represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with his counsel, that he has been given the opportunity to avail himself of this right, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

            7.12 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

AGREED TO BY:

SERVICEWARE TECHNOLOGIES, INC.

By: _____________________________________
   Name:
   Title:
__________________________________________
KENT HEYMAN

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